Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Liz Harris

Vice President, Communications

Phone: 502-636-4474

Liz@kyderby.com

SUSAN E. PACKARD RETIRES FROM

CHURCHILL DOWNS INCORPORATED BOARD OF DIRECTORS

LOUISVILLE, Ky. (Monday, June 14, 2010) – Churchill Downs Incorporated (NASDAQ: CHDN) (“CDI” or “The Company”), announced today that Susan E. Packard has retired from its Board of Directors effective June 30, 2010. The CDI Board has unanimously adopted a resolution to concurrently reduce the number of Directors to twelve.

Ms. Packard joined the CDI Board in 2004 and has served on the Company’s Audit Committee and Strategic Planning Committee. Ms. Packard was most recently the President, Brand Outreach of Scripps Networks Interactive, Inc. She has announced her retirement from Scripps Networks Interactive, Inc., also effective on June 30, 2010.

“Susan has made a significant contribution to the success of the Company since joining the Board six years ago,” said Board Chairman Carl F. Pollard. “Susan intends to pursue a new direction professionally and we want to thank her for her contributions, as well as to wish her all the success in her future endeavors.”

“Churchill Downs has benefitted substantially from Susan’s insight and wisdom,” added CDI President and Chief Executive Officer Robert L. Evans. “Her guidance and input on our efforts to reshape our organization, particularly at the senior executive level; on our television strategy, where we have both expanded and enhanced our performance considerably; and on our now proven efforts to attract more female customers to Thoroughbred racing, have been invaluable.”

“It has been a pleasure to serve on the Board of Directors and contribute to the success of Churchill Downs and the Kentucky Derby, two American icons.” said Ms. Packard.

About Churchill Downs Incorporated

Churchill Downs Incorporated, (“CDI”), headquartered in Louisville, Ky., owns and operates four world renowned Thoroughbred racing facilities: Arlington Park in Illinois, Calder Casino and Race Course in Florida, Churchill Downs Racetrack in Kentucky and Fair Grounds Race Course & Slots in Louisiana. CDI operates slots and gaming operations in Louisiana and Florida. CDI tracks are host to North America’s most prestigious races, including the Arlington Million, the Kentucky Derby and the Kentucky Oaks, the Louisiana Derby and the Princess Rooney, along with hosting the Breeders’ Cup World Championships for a record seventh time on Nov. 5-6, 2010 and eighth time on Nov. 4-5, 2011. CDI also owns off-track betting facilities, TwinSpires.com, Youbet.com and other advance-deposit wagering channels, television production, telecommunications and racing service companies such as BRIS and a 50-percent interest in the national cable and satellite network, HorseRacing TV, which supports CDI’s network of simulcasting and racing operations. CDI’s Entertainment Group produces the HullabaLOU Music Festival at Churchill Downs Racetrack, which premieres on July 23-25, 2010. CDI trades on the NASDAQ Global Select Market under the symbol CHDN and can be found at www.ChurchillDownsIncorporated.com

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